Filed Pursuant to Rule 424(b)(3)
Registration No. 333-196933

PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED JUNE 30, 2014

2,365,000 Shares

COMMON STOCK

The selling shareholders identified in this prospectus supplement are offering 2,365,000 shares of our common stock. The selling shareholders will receive all net proceeds from the sale of the shares of our common stock in this offering.

The common stock is traded on the NASDAQ Global Select Market under the symbol “CNOB.” On June 30, 2014, the last reported sale price of our common stock as reported on the NASDAQ Global Select Market was $19.23 per share.

Investing in our common stock involves risks. See the “Risk Factors” section beginning on page S-3 of this prospectus supplement and page 3 of the accompanying prospectus and any risk factors described in our periodic reports that we incorporate by reference before making a decision to invest in the common stock offered hereby.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Selling Shareholders (before expenses)

Per Share	$18.75	$0.1867	$18.5633

Total	$44,343,750	$441,545.50	$43,902,204.50

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares of common stock to purchasers on or about July 8, 2014.

Keefe, Bruyette & Woods

 A Stifel Company

The date of this prospectus supplement is July 2, 2014

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains specific information about the selling shareholders and the terms on which the selling shareholders are offering and selling our common stock. The second part is the accompanying prospectus, dated June 30, 2014, which contains and incorporates by reference important business and financial information about us and other information about the offering. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information in this prospectus supplement shall control. In addition, any statement in a filing we make with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the completion of this offering that adds to, updates or changes information contained in an earlier filing we made with the SEC shall be deemed to modify and supersede such information in the earlier filing, this prospectus supplement or the accompanying prospectus, as the case may be.

You should rely only on the information contained or incorporated by reference, as the case may be, in this prospectus supplement and the accompanying prospectus or in any free writing prospectus. We have not, and the selling shareholders and the underwriter have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling shareholders and the underwriter are not, making an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Before you invest in our common stock, you should carefully read the registration statement (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

Unless the context otherwise indicates, references in this prospectus to “ConnectOne,” the “Company,” “we,” “our” or “us” refer to ConnectOne Bancorp, Inc., a New Jersey corporation and a registered bank holding company. ConnectOne was formerly known as Center Bancorp, Inc. (“Center”) until July 1, 2014. On July 1, 2014, ConnectOne completed a merger transaction whereby ConnectOne Bancorp, Inc. was merged with and into Center, with Center as the surviving corporation in the merger. Concurrent with the consummation of the merger, Center changed its name to ConnectOne Bancorp, Inc.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents previously filed by us with the SEC are incorporated in this prospectus supplement by reference:

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 5, 2014 (as amended by Amendment No. 1 and Amendment No. 2 on Form 10-K/A filed with the SEC on April 14, 2014 and April 29, 2014, respectively);

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, filed with the SEC on May 12, 2014;

•

Our Current Reports on Form 8-K filed with the SEC on January 21, 2014, February 24, 2014, April 30, 2014, May 1, 2014, May 27, 2014, May 29, 2014, June 2, 2014, June 20, 2014, June 24, 2014, July 1, 2014, and July 2, 2014 (in each case, excluding any information deemed furnished under Items 2.02 or 7.01 of Form 8-K, including the related exhibits, which information is not incorporated by reference herein);

•	Our definitive joint proxy statement and prospectus filed pursuant to Rule 424(b)(5) with the SEC on May 9, 2014; and

S-ii

•

The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on June 5, 1996, including any amendments or reports filed for the purposes of updating such description.

All reports and other documents that we file pursuant to Sections 13(a) and 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this prospectus supplement and to be a apart hereof from the date of filing of such reports and documents. We will not, however, incorporate by reference in this prospectus supplement any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, copies of these filings, excluding all exhibits unless an exhibit has been specifically incorporated by reference in such filings, at no cost, upon written or oral request made to: Laura Criscione, Executive Vice President, ConnectOne Bancorp, Inc., 301 Sylvan Avenue, Englewood Cliffs, New Jersey 07632, telephone: 201-816-8900, email: lcriscione@cnob.com.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus supplement omits some information and exhibits included in the registration statement, copies of which may be obtained upon payment of a fee prescribed by the Commission or may be examined free of charge at the principal office of the SEC in Washington, D.C.

We are subject to the informational requirements of the Exchange Act and in accordance therewith file reports, proxy statements and other information with the SEC. The reports, proxy statements and other information filed by us with the SEC can be inspected and copied at the Public Reference Room maintained by the SEC at 100 Fifth Street, N.E., Washington, D.C. 20549. Copies of filings can be obtained from the Public Reference Room maintained by the SEC by calling the SEC at 1-800-SEC-0330. In addition, the Commission maintains a website that contains reports, proxy and informational statements and other information filed electronically with the SEC at http://www.sec.gov.

ConnectOne Bancorp, Inc. posts on its public website (www.cnob.com) its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after ConnectOne Bancorp, Inc. electronically files such material with the SEC. You may request, orally or in writing, copies of any of these documents, which will be provided to you at no cost, by contacting Laura Criscione, Executive Vice President, ConnectOne Bancorp, Inc., 301 Sylvan Avenue, Englewood Cliffs, New Jersey 07632, telephone: 201-816-8900, email: lcriscione@cnob.com. The website maintained by ConnectOne Bancorp, Inc. and the information contained on that site, or connected to that site, is not incorporated into and is not a part of this prospectus supplement.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference therein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions identify forward-looking statements. These forward-looking statements are based on the historical performance of the Company or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations so contemplated will be achieved. Such forward-looking

S-iii

statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to, the risk factors described under “Risk Factors” and elsewhere in this prospectus supplement and the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2013. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained or incorporated by reference, as the case may be, in this prospectus supplement and the accompanying prospectus and does not contain all of the information that you should consider in making your investment decision. You should read this summary together with the more detailed information appearing elsewhere in this prospectus supplement, as well as the information in the accompanying prospectus and in the documents incorporated by reference herein and therein. You should carefully consider, among other things, the matters discussed under “Risk Factors” and elsewhere in this prospectus supplement and the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2013.

CONNECTONE BANCORP, INC.

Overview

ConnectOne Bancorp, Inc. (“we”, “us” our”, the “Company” or “ConnectOne”) is a one-bank holding company, serving as the holding company for ConnectOne Bank (the “Bank”). Our sole activity currently is ownership and control of the Bank. The Bank operates as a locally headquartered, community oriented bank serving customers throughout New Jersey from offices in Bergen, Hudson, Union, Morris, Mercer and Monmouth Counties, New Jersey.

On July 1, 2014, the Company, then known as Center Bancorp, Inc., closed its previously announced Merger with ConnectOne Bancorp, Inc., and changed its name to ConnectOne Bancorp, Inc. Simultaneously with the completion of the merger, Union Center National Bank, the Company’s national bank subsidiary, merged with and into ConnectOne Bank, with ConnectOne Bank continuing as the surviving bank. The merged bank will continue to operate under the ConnectOne name and all bank business will exclusively utilize the ConnectOne Bank brand. Also in connection with the merger, the Company changed the NASDAQ trading symbol of its common stock from “CNBC” to “CNOB”

Each share of common stock of the pre-merger ConnectOne Bancorp, Inc. was converted into 2.6 shares of our common stock, no par value per share. The Company issued 13,255,684 shares in the merger.

THE OFFERING

Common Stock offered by the Selling shareholder	2,365,000
Common stock outstanding after this offering	29,669,174
Use of Proceeds

The selling shareholders will receive all net proceeds from the sale of our common stock in this offering. We will not receive any of the proceeds from the sale of the shares of our common stock by the selling shareholders.

Dividends

The Company declared a dividend of $0.075 per share for each of the first and second quarters of 2014, with the second quarter’s dividend to be paid on August 1, 2014 to shareholder of record as of July 11, 2014. The quarterly dividends on our common stock are subject to the discretion of our board of directors and dependent on, among other things, our financial condition, results of operations, capital requirements, restrictions contained in financing instruments and other factors that our board of directors may deem relevant.

NASDAQ Symbol	CNOB
Risk Factors

Investing in our common stock involves risks. See the sections titled “Risk Factors” of this prospectus supplement and the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of certain risks you should consider before investing in our common stock.

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider the risks described below, together with the other information contained or incorporated by reference, as the case may be, in this prospectus supplement and the accompanying prospectus, as well as the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2013 before you decide to buy the common stock offered by this prospectus supplement. If any of the events outlined actually occurs, our business, financial condition, results of operations and future growth prospects would likely be materially and adversely affected. In these circumstances, the market price of our common stock could decline and you may lose all or part of your investment.

If we do not successfully integrate ConnectOne Bank and Union Center National Bank, our results of operations be adversely affected.

It is essential that management integrate the cultures, business, operations and systems of ConnectOne Bank and Union Center National Bank. If the Company makes additional acquisitions in the future, the Company will also need to integrate the acquired entities into its then existing business, operations and systems. The Company may experience difficulties in accomplishing this integration or in effectively managing the Company, and after any future acquisition. Any actual cost savings or revenue enhancements that the Company may receive from the ConnectOne merger will depend on future expense levels and operating results, the timing of certain events and general industry, regulatory and business conditions. Many of these events will be beyond the Company’s control, and we cannot assure you that we will be successful in integrating those businesses.

USE OF PROCEEDS

The selling shareholders will receive all net proceeds from the sale of our common stock in this offering. We will not receive any of the proceeds from the sale of the shares of our common stock by the selling shareholders.

SELLING SHAREHOLDERS

The following table, which was prepared based on information supplied to us by the selling shareholders, sets forth the name of each of the selling shareholders, the number of shares of common stock beneficially owned by each of the selling shareholders prior to this offering and the number of shares to be offered by each of the selling shareholders under this prospectus supplement. The table also provides information regarding the beneficial ownership of our common stock by each of the selling shareholders as adjusted to reflect the assumed sale of all of the shares of common stock offered under this prospectus supplement. The ownership percentage indicated in the following table is based on 29,669,174 shares of our common stock outstanding at July 1, 2014.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options, restricted stock or warrants held by that person that are currently exercisable or exercisable within 60 days of July 1, 2014. We, however, did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person.

Selling shareholders(1)	Common Stock Owned Prior to the Offering	Common Stock Offered Pursuant to this Prospectus(5)	Common Stock Owned Upon Completion of this Offering	Percentage of Common Stock Owned Upon Completion of this Offering
Lawrence B. Seidman(2)(3)	126,091	77,743	48,348	0.16
Seidman and Associates, L.L.C.(3)	724,545	446,729	277,816	0.94
Seidman Investment Partnership, L.P.(3)(4)	640,333	394,807	245,526	0.83
Seidman Investment Partnership II, L.P.(3)(4)	665,114	410,086	255,028	0.86
LSBK06-08, L.L.C.(3)(4)	377,797	232,936	144,861	0.49
Broad Park Investors, L.L.C.(3)	506,527	312,307	194,220	0.65
2514 Multi-Strategy Fund L.P.(3)	134,077	82,667	51,410	0.17
CBPS, LLC(3)(4)	388,871	239,764	149,107	0.50
Chewy Gooey Cookies, L.P.(3)	272,415	167,961	104,454	0.35
Total For All Selling Shareholders	3,835,770	2,365,000	1,470,770	4.96

(1)

The table above and the information in the notes below are based upon (i) information provided on behalf of the selling shareholders in the Voting and Sell Down Agreement, together with shares purchased subsequent to the date of that agreement upon the reinvestment of dividends under the Company’s dividend reinvestment plan, and (ii) supplemental information supplied by Mr. Seidman in connection with the preparation of this prospectus supplement. Seidman and Associates, L.L.C. (“SAL”), Seidman Investment Partnership, L.P. (“SIP”), Seidman Investment Partnership II, L.P. (“SIP II”), LSBK06-08, L.L.C. (“LSBK”) and Lawrence Seidman have an address of 100 Misty Lane, Parsippany, New Jersey 07054. Broad Park Investors, L.L.C. (“Broad Park”) and Chewy Gooey Cookies, L.P. (“Chewy”) have an address of 80 Main Street, West Orange, New Jersey 07052. CBPS, LLC (“CBPS”) has an address of One Rockefeller Plaza, New York, NY 10020, and 2514 Multi-Strategy Fund L.P. (“2514 MSF”) has an address of 100 South Ashley Drive, Suite 2100, Tampa, Florida 33602.

(2)

The pre-offering ownership totals reported in the table for Mr. Seidman include (i) 97,279 shares held for Mr. Seidman’s benefit in the Company’s dividend reinvestment plan, (ii) 12,907 shares held in Mr. Seidman’s IRA account and (iii) 275 shares held by Mr. Seidman in a separate account. The pre-offering and post-offering ownership totals reported in the table above for Mr. Seidman individually include an aggregate of 15,630 shares of the Company’s common stock issuable upon the exercise of currently exercisable stock options held by Mr. Seidman.

(3)

The shareholdings in the table above represent the number of shares directly owned by each selling shareholder. Mr. Seidman, (i) as the managing member of SAL, may be deemed the beneficial owner of the shares of the Company’s common stock owned by SAL, (ii) as the sole officer of Veteri Place Corporation (“Veteri”), the corporate general partner of each of SIP and SIP II, may be deemed the beneficial owner of the shares of the Company’s common stock owned by SIP and SIP II, (iii) as the sole officer of Veteri, the trading advisor of each of LSBK and CBPS, may be deemed the beneficial owner of the shares of the Company’s common stock owned by LSBK and CBPS, and (iv) as the investment manager for each of Broad Park, 2514 MSF and Chewy, may be deemed the beneficial owner of the shares of the Company’s common stock owned by Broad Park, 2514 MSF and Chewy. In the foregoing capacities, Mr. Seidman has sole and exclusive investment discretion and voting authority with respect to all such shares.

(4)

The shareholdings in the table above represent the number of shares directly owned by each selling shareholder. Veteri, (i) as the corporate general partner of each of SIP and SIP II, may be deemed the beneficial owner of the shares of the Company’s common stock owned by SIP and SIP II, and (ii) as the trading advisor of each of LSBK and CBPS, may be deemed the beneficial owner of the shares of the Company’s common stock owned by LSBK and CBPS.

(5)

The actual number of shares of common stock offered hereby and included in the registration statement of which this prospectus supplement forms a part includes, in accordance with Rule 416 under the Securities Act, such indeterminate number of additional shares as may become issuable in connection with the shares registered for sale hereby to prevent dilution in connection with stock splits, stock dividends, recapitalizations or similar transactions.

UNDERWRITING

The selling shareholders are offering the shares of our common stock described in this prospectus supplement through Keefe, Bruyette & Woods, Inc., as underwriter. We and the selling shareholders intend to enter into an underwriting agreement with Keefe, Bruyette & Woods, Inc. Subject to the terms and conditions of the underwriting agreement, the underwriter will agree to purchase from the selling shareholders, and the selling shareholders will agree to sell to the underwriter, the number of shares of our common stock set forth opposite the name of the underwriter below at the public offering price less the underwriting discounts set forth on the cover page of this prospectus supplement.

Underwriter	Number of Shares
Keefe, Bruyette & Woods, Inc.	2,365,000

Total	2,365,000

The underwriting agreement will provide that the obligations of the underwriter to purchase the shares of our common stock offered hereby are subject to certain conditions precedent and that the underwriter will purchase all of the shares that the selling shareholders determine to sell, if any are purchased. The underwriting agreement will provide that the obligations of the underwriter are subject to approval by underwriters’ counsel of legal matters and certain other conditions as set forth in the underwriting agreement. The underwriting agreement may be terminated upon the occurrence of the events specified in the underwriting agreement.

The following table shows the per share and total underwriting discounts and commissions that the underwriter will receive and the proceeds the selling shareholders will receive.

	Per Share	Total
Price to public	$18.75	$44,343,750
Underwriting discounts and commissions(1)	$0.1867	$441,545.50
Proceeds to the selling shareholders, before expenses	$18.5633	$43,902,204.50

(1)	We will bear all expenses of registration incurred in connection with this offering, except any underwriting discounts and commissions and certain other expenses incurred by the selling shareholders in disposing of their shares as further described below.

The underwriter has advised us that it proposes to offer the shares of our common stock offered hereby directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers at such offering price less a selling concession not in excess of $0.1867 per share. After the offering, the underwriter may change the offering price and other selling terms. Sales of the shares of our common stock offered hereby made outside of the United States may be made by affiliates of the underwriter.

We also have agreed to pay all transaction fees, if any, applicable to the sale of the shares of our common stock offered hereby and certain reasonable fees and disbursements of counsel for the selling shareholders (not to exceed $35,000) incurred in connection with this offering, and to reimburse the underwriter for certain of its offering expenses, including its fees and disbursements of counsel; provided, however, that our obligation to pay (i) the reasonable fees and disbursements of counsel to the underwriter in connection with the review by the National Association of Securities Dealers, Inc. of the terms of the sale of the shares offered hereby (ii) the fees and expenses of the Custodian and the Attorney-in-Fact and expenses associated with communications with and collection of documents from each selling shareholder, and (ii) all costs and expenses of the underwriter is capped at a total of $100,000, and any such fees and expenses in excess of such amount will be paid by the selling shareholders. In accordance with FINRA Rule 5110, the reimbursement of certain expenses of the underwriter is deemed underwriting compensation for this offering. We estimate that the total expenses of this offering, excluding the underwriting discounts and commissions and transfer taxes, if any, will be approximately $350,000 and will be payable by us.

Restriction on Sales of Securities

The selling shareholders have agreed that, without the prior written consent of the underwriter, they will not directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any share of our common stock or any securities convertible into or exercisable or exchangeable for our common stock or file any registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of our common stock, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph will be in effect for a period of 90 days after the date of the underwriting agreement. These restrictions will not apply to the sale of common stock by the selling shareholders in this offering or the transfer of any of our common stock to any other selling shareholder, and are also subject to certain standard exceptions; provided, however, that any transferee would be subject to these restrictions.

Indemnity

We have agreed to indemnify the underwriter and any of its affiliates, the selling shareholders and any persons who control the underwriter and the selling shareholders against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter or the selling shareholders may be required to make in respect of these liabilities.

Stabilization, Short Positions and Penalty Bids

The underwriter may engage in stabilizing transactions, covering transactions and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover short positions.

•	Covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover short positions.

These stabilizing transactions and covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ Global Select Market or otherwise and, if commenced, may be discontinued at any time.

Neither we, the selling shareholders, nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we, the selling shareholders, nor the underwriter make any representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, the underwriter and selling group members may engage in passive market making transactions in the common stock on the NASDAQ Global Select Market in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid that bid must be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriter and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Distribution

A prospectus supplement and the accompanying prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on any underwriter’s or any selling group member’s web site and any information contained in any other web site maintained by the underwriter or any selling group member is not part of the prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us, the selling shareholders or the underwriter or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Stamp Taxes

If you purchase shares of common stock offered in this prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement and the accompanying prospectus.

Affiliations

The underwriter and its respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, valuation and brokerage activities. From time to time, the underwriter and/or its affiliates have directly and indirectly engaged, or may engage, in various financial advisory, investment banking and commercial banking and other services for us and our affiliates in the ordinary course of its business, for which they have received, or may receive, customary compensation, fees, commissions and expense reimbursement. Recently, Keefe, Bruyette & Woods, Inc. served as our financial advisor in connection with our merger with ConnectOne Bancorp, Inc. Upon consummation of the merger, we changed our name to ConnectOne Bancorp, Inc. In addition, in the ordinary course of its various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and those investment and securities activities may involve securities and/or instruments of ours. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of those securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in those securities and instruments.

From time to time, the underwriter and its affiliates have provided, and may continue to provide, investment banking and other financial advisory services to us in the ordinary course of their businesses, and have received, and may continue to receive, compensation for such services.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares of common stock offered hereby which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•

to fewer than 100 natural or legal persons or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors, as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances which do not require the publication by us of a prospectus under Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State; and “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

The underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of the shares of common stock offered hereby in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•

it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of common stock offered hereby in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Certain legal matters with respect to the validity of the common stock offered hereby have been passed on for us by Windels Marx Lane & Mittendorf, LLP, New Brunswick, New Jersey. Certain legal matters relating to the offering will be passed on for the selling shareholders by Olshan Frome Wolosky LLP, New York, New York, and Cohen Norris Wolmer Ray Telepman & Cohen, North Palm Beach, Florida, and for the underwriters by Day Pitney LLP, Parsippany, New Jersey.

PROSPECTUS

3,820,140 Shares

Common Stock

The selling shareholders named in this prospectus may offer and sell from time to time up to 3,820,140 shares of our common stock covered by this prospectus. The selling shareholders are Lawrence B. Seidman and certain entities affiliated with him. Mr. Seidman is a director of our company and our bank subsidiary but will cease to serve in those roles upon consummation of the merger described herein. Additional information about the selling shareholders is set forth in the section entitled “Selling Shareholders” beginning on page 5 of this prospectus.

We are not selling any shares of our common stock under this prospectus and we will not receive any proceeds from the sale of our common stock by the selling shareholders. We will bear all expenses of registration incurred in connection with this offering, except any underwriting discounts and commissions and certain other expenses incurred by the selling shareholders in disposing of their shares.

The selling shareholders identified in this prospectus, or their respective pledgees, donees, transferees or other successors in interest, may offer and sell the shares of common stock being offered by this prospectus from time to time in public or private transactions, or both. These sales may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The selling shareholders may sell shares being offered by this prospectus to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders, the purchasers of such shares, or both. See “Plan of Distribution” beginning on page 10 for a more complete description of the ways in which the shares being offered by this prospectus may be sold.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “CNBC.” Upon consummation of the merger described herein, our name will change to ConnectOne Bancorp, Inc. and our symbol on the NASDAQ Global Select Market will change to “CNOB.” On June 19, 2014, the last reported sale price of our common stock as reported on the NASDAQ Global Select Market was $18.95 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 3 of this prospectus for more information and any risk factors disclosed in our periodic reports that we incorporate by reference or that we disclose in any prospectus supplements to this prospectus.

The shares of our common stock offered by the selling shareholders are not savings accounts, deposits or other obligations of a bank or depository institution and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 30, 2014

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. The selling shareholders may use the shelf registration statement to sell up to an aggregate of 3,820,140 shares of our common stock from time to time through any means described in the section entitled “Plan of Distribution.” We will not receive any proceeds from the sale of common stock by the selling shareholders. The selling shareholders will deliver a prospectus supplement with this prospectus, if necessary, to update the information contained in this prospectus. The prospectus supplement may also add, update or change information included in this prospectus. It is important for you to read and consider all of the information contained in this prospectus and any applicable prospectus supplement before making any decision whether to invest in our common stock. You should also read and consider the information contained in the documents that we have incorporated by reference as described in “Incorporation of Certain Documents By Reference” and “Where You Can Find More Information” in this prospectus.

We and the selling shareholders have not authorized anyone to give any information or to make any representations different from that which is contained or incorporated by reference in this prospectus or any accompanying prospectus supplement in connection with the offer made by this prospectus or any accompanying prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized by Center Bancorp, Inc. or any such person. This prospectus or any accompanying prospectus supplement does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

You should assume that the information appearing in this prospectus, any prospectus supplement and the documents incorporated by reference is accurate only as of its respective date. Our business, financial condition, results of operations and prospects may have changed materially since any of those dates. To the extent there is a conflict or inconsistency between the information contained in this prospectus and any prospectus supplement we may authorize to be delivered to you, you should rely on the information in the prospectus supplement, except that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement. This prospectus, together with any applicable prospectus supplements we may authorize to be delivered to you, includes all material information relating to this offering.

Unless the context otherwise indicates, references in this prospectus to “Center,” the “Company,” “we,” “our” or “us” refer to Center Bancorp, Inc., a New Jersey corporation and a registered bank holding company, and all references to “Center Bancorp” refer collectively to Center and its wholly-owned consolidated subsidiaries, including Union Center National Bank (which is sometimes referred to as “Union Center”). Upon consummation of the merger transaction referred to herein, ConnectOne Bancorp, Inc. will merge with and into Center, with Center as the surviving corporation in the merger. Concurrent with the consummation of the merger, Center will change its name to “ConnectOne Bancorp, Inc.” Immediately after the merger of the holding companies, Union Center will merge with and into ConnectOne Bank, with ConnectOne Bank as the surviving bank in the bank merger. All references to “Center”, the “Company,” “we,” “our” or “us” for periods after the consummation of the merger will refer, collectively, to the combined bank holding company and all references to Union Center for periods after the consummation of the merger will refer to the combined bank.

PROSPECTUS SUMMARY

This summary highlights some information contained or incorporated by reference in this prospectus. It may not contain all of the information that is important to you in making an investment decision. You should read carefully the entire prospectus, including the matters discussed in the section entitled “Risk Factors”, any applicable prospectus supplement and the other financial statements and documents incorporated by reference in this prospectus.

Center Overview

Center is a New Jersey business corporation and a registered bank holding company that operates Union Center National Bank.

On January 20, 2014, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with ConnectOne Bancorp, Inc., a New Jersey corporation (“ConnectOne”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, ConnectOne will merge with and into Center, with Center continuing as the surviving corporation (the “Merger”), and Center will change its name to ConnectOne Bancorp, Inc. The Merger Agreement also provides that immediately following the consummation of the Merger, Union Center will merge with and into ConnectOne Bank (the “Bank Merger”), a New Jersey-chartered commercial bank (“ConnectOne Bank”) and a wholly-owned subsidiary of ConnectOne, with ConnectOne Bank continuing as the surviving bank. Subject to the terms and conditions of the Merger Agreement, upon completion of the Merger (the “Effective Time”), each share of common stock, no par value per share, of ConnectOne issued and outstanding immediately prior to the Effective Time will be converted into and become the right to receive 2.6 shares of Center common stock. The Merger and the Bank Merger are subject to approval by the shareholders of Center and ConnectOne and other conditions. The parties contemplate that the Merger will be consummated on or about July 1, 2014, provided that all conditions are satisfied or, where permitted, waived.

Corporate Information

We were incorporated under the laws of the State of New Jersey in 1982. Our principal executive offices are located at 2455 Morris Avenue, Union, New Jersey 07083 and our telephone number is (908) 688-9500. Our Internet address is www.centerbancorp.com. Upon consummation of the Merger, our principal executive offices will be located at 301 Sylvan Avenue, Englewood Cliffs, New Jersey 07632, our telephone number will be 201-816-8900 and our Internet address will be www.cnob.com. Please note that our website is provided as an inactive textual reference and the information on our website is not incorporated by reference in this prospectus.

The Offering

The selling shareholders identified in the section “Selling Shareholders” beginning on page 5 of this prospectus may sell up to 3,820,140 shares of our common stock. We will not receive any proceeds upon the sale of shares of common stock by the selling shareholders. We will bear all expenses of registration incurred in connection with this offering (including reimbursement of up to $35,000 of legal fees and expenses incurred by the selling shareholders), except any underwriting discounts and commissions or other expenses incurred by the selling shareholders in disposing of their shares.

The selling shareholders are Lawrence B. Seidman and certain entities affiliated with him. Mr. Seidman is a director of Center and Union Center, but will not serve as a director of the combined company or the combined bank upon consummation of the Merger and the Bank Merger. Concurrent with the execution of the Merger Agreement, Mr. Seidman entered into a Voting and Sell Down Agreement with ConnectOne (the “Voting and Sell Down Agreement”) pursuant to which Mr. Seidman agreed, among other things, to use commercially reasonable efforts to undertake bona fide sales of our common stock to reduce his percentage of beneficial ownership in the post-Merger combined company to no more than 4.99% of the outstanding shares by the one-year anniversary of the closing of the Merger. See the discussion set forth under the caption “Selling Shareholders—Material Relationships with the Selling Shareholders” beginning on page 8.

Investing in our common stock involves risks. For a discussion of risks relating to the Company, our business and an investment in our common stock, see the section titled “Risk Factors” below and any risk factors disclosed in our periodic reports that we incorporate by reference and in any prospectus supplements to this prospectus.

RISK FACTORS

Investing in our securities involves risk. Please see the risk factors set forth below and those appearing in any accompanying prospectus supplement, as well as the risk factors set forth under the caption “Risk Factors” beginning on page 18 of the Annual Report on Form 10-K of Center Bancorp, Inc. for the fiscal year ended December 31, 2013, which document was initially filed with the SEC on March 5, 2014, and beginning on page 39 of the joint proxy statement/prospectus included in the registration statement on Form S-4 declared effective by the SEC on May 9, 2014, in each case, which are incorporated by reference into this prospectus, and any other risk factors included from time to time in periodic filings by Center Bancorp, Inc. (or, after the Effective Time, by the combined company) with the SEC that are incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

Sales by the selling shareholders of substantial amounts of our common stock, and well as the anticipation of such sales by the public markets, could depress the market price of our common stock.

This prospectus covers the resale from time to time by the selling shareholders of up to 3,820,140 shares of our common stock. Concurrent with our execution of the Merger Agreement, Lawrence B. Seidman entered into a Voting and Sell Down Agreement with ConnectOne pursuant to which Mr. Seidman agreed, among other things, to use commercially reasonable efforts to undertake bona fide sales of our common stock to reduce his percentage beneficial ownership in the post-Merger company to no more than 4.99% of the outstanding shares by the one-year anniversary of the closing of the Merger. While the actual number of shares required to be sold by Mr. Seidman and the other selling shareholders pursuant to the Voting and Sell Down Agreement will depend upon the number of shares of the post-Merger company outstanding one year after the closing of the Merger, we currently estimate that in order to fulfill his contractual obligations, Mr. Seidman and the other selling shareholders will be required to sell approximately 2,355,000 shares covered by this prospectus. We do not anticipate that Mr. Seidman and the other selling shareholders will actually sell more than the minimum number of shares that they are required to sell under the Voting and Sell Down Agreement, unless they are contractually committed to do so under any underwriting agreements that they may sign. Sales by the selling shareholders of significant amounts of our common stock following the effectiveness of the registration statement of which this prospectus is a part, as well as the anticipation of such sales by the public markets, could cause the market price of our common stock to decline. These sales may also make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate to raise funds through future offerings of our common stock.

In the event that sales by the selling shareholders commence prior to the consummation of the Merger, purchasers of such shares will be subject to the risk that the Merger may not close. Failure to complete the Merger could severely disadvantage Center Bancorp. Assuming the Merger does close, purchasers of shares offered by the selling shareholders may be subject to additional risks of the post-Merger combined company.

The selling shareholders may begin selling the shares of our common stock offered hereby as soon as the registration statement of which this prospectus is a part is declared effective. Subject to certain exceptions, Mr. Seidman has agreed to refrain from selling these shares until, among other things, the shareholders of Center approve the Merger Agreement. It is possible that sales hereunder will commence prior to the consummation of the Merger. If you purchase shares offered pursuant to this prospectus prior to the closing of our Merger, your investment in our common stock will be subject to the risk that the Merger may not close. Closing of the Merger is subject to satisfaction (or waiver, if permitted) of all requisite closing conditions as specified in the Merger Agreement, including receipt of shareholder approval. If for any reason the closing of the Merger does not occur, that failure could adversely affect our business and could make it difficult for us to attract other acquisition partners in the future, and the value of the common stock you purchase pursuant to this prospectus could decline.

Even if the Merger closes, the combined company may be subject to different or increased risks as compared with the pre-Merger Center Bancorp business, as disclosed in our May 9, 2014 joint proxy statement and prospectus incorporated herein by reference. For example, if the combined company resulting from the Merger does not successfully integrate Union Center and ConnectOne Bank, or if the combined company does not successfully integrate any other banks that the combined company may acquire in the future, the combined company may be adversely affected, and the value of the common stock you purchase pursuant to this prospectus could decline. We cannot assure you that the Merger will be consummated, or if consummated, that the integration of the businesses and the desired synergies will be realized as or to the extent hoped for.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus, any prospectus supplement and the documents we incorporate by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. All statements, other than statements of historical fact, that we include in this prospectus, any prospectus supplement, and in the documents we incorporate by reference in this prospectus, may be deemed forward-looking statements for purposes of the aforementioned statutes. We use the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will,” “would” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and, accordingly, you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from the forward-looking statements that we make, including the factors included in the documents we incorporate by reference in this prospectus. You should read these factors and the other cautionary statements made in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in this prospectus, any prospectus supplement, and any document incorporated by reference. We caution you that we do not undertake any obligation to update forward-looking statements made by us.

USE OF PROCEEDS

We are not selling any shares of our common stock under this prospectus and we will not receive any proceeds from the sale or other disposition by the selling shareholders of the shares of our common stock covered by this prospectus. All proceeds from the resale of the shares of our common stock offered by this prospectus will belong to the selling shareholders identified in this prospectus under “Selling Shareholders.”

We will bear all expenses of registration incurred in connection with this offering, including reimbursement of up to $35,000 of legal fees and expenses incurred by the selling shareholders, except any underwriting discounts and commissions or other expenses incurred by the selling shareholders in disposing of their shares. We anticipate our expenses to be approximately $150,000.

SELLING SHAREHOLDERS

This prospectus covers an aggregate of 3,820,140 shares of our common stock that may be sold or otherwise disposed of by the selling shareholders and their respective transferees. The selling shareholders are Lawrence B. Seidman and certain entities affiliated with him as identified below. The 3,820,140 shares of our common stock being registered for resale by the selling shareholders were acquired either in open market transactions or directly from Center in transactions registered under the Securities Act. We have been advised by Mr. Seidman that none of the selling shareholders is a registered broker-dealer or an affiliate of a registered broker-dealer.

We do not know at this time when or in what precise amounts the selling shareholders may offer shares for sale. However, in connection with the execution of the Merger Agreement, Mr. Seidman entered into the Voting and Sell Down Agreement pursuant to which Mr. Seidman agreed, among other things, to use commercially reasonable efforts to undertake bona fide sales of our common stock to reduce Mr. Seidman’s percentage of beneficial ownership in the post-Merger combined company to no more than 4.99% of the outstanding shares by the one-year anniversary of the closing of the Merger. We understand that Mr. Seidman intends to accomplish this by selling certain shares of Center common stock currently owned by him directly and by causing the other selling shareholders listed in the table below, each of which is an entity affiliated with Mr. Seidman, to sell certain of their shares. While the actual number of shares required to be sold by the selling shareholders pursuant to the Voting and Sell Down Agreement will depend upon the number of shares of the post-Merger company outstanding one year after the closing of the Merger, we currently estimate that in order to fulfill their contractual obligations, Mr. Seidman and the other selling shareholders will be required to sell an aggregate of approximately 2,355,000 shares covered by this prospectus. As of June 13, 2014, Mr. Seidman is deemed to beneficially own 3,835,770 shares of our common stock, including 15,630 shares underlying stock options. If the selling shareholders were to sell 2,355,000 shares of common stock offered by this prospectus, Mr. Seidman would beneficially own an aggregate of 1,480,770 shares of Center common stock following completion of the offering. For further information with respect to the Voting and Sell Down Agreement, see the discussion appearing below under the caption “Material Relationships with the Selling Shareholders—Voting and Sell Down Agreement.”

The first table set forth below sets forth: (i) the number of shares of our common stock directly owned by each selling shareholder prior to this offering, (ii) the maximum number of shares being offered by each selling shareholder pursuant to this prospectus, (iii) the number of shares of our common stock that would be directly owned by each selling shareholder after completion of this offering, assuming that all of the shares covered hereby are sold and (iv) the percentage of our common stock to be owned by each selling shareholder after completion of this offering, assuming that all shares of common stock covered by this prospectus have been sold and further assuming, alternatively, that (a) the Merger has not closed (for this purpose, basing post-offering percentage ownership calculations on 16,408,281 shares of Center common stock outstanding as of June 13, 2014) and (b) that the Merger has closed (for this purpose, basing post-offering percentage ownership calculations on a projected 29,721,635 shares of common stock of the combined company outstanding on a pro forma basis after giving effect to the Merger).

In the second table set forth below, we have shown comparable data assuming that the selling shareholders sell 2,355,000 shares in this offering.

The shareholdings in the tables below represent direct ownership of shares by each selling shareholder. Footnotes to the tables describe the selling shareholders’ beneficial ownership of Center common stock, with beneficial ownership for purposes of the footnotes determined in accordance with Rule 13d-3 under the Exchange Act, including voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose.

Table I – Assumes the Sale of all Shares Registered Hereunder

Selling shareholders (1)	Common Stock Owned Prior to the Offering	Common Stock Offered Pursuant to this Prospectus (6)	Common Stock Owned Upon Completion of this Offering	Percentage of Common Stock Owned Upon Completion of This Offering Assuming Merger Has Not Closed	Percentage of Common Stock Owned Upon Completion of this Offering Assuming Closing of Merger

Lawrence B. Seidman (2)(3)(4)	126,091	110,461	15,630	0.1	0.05
Seidman and Associates, L.L.C.(4)	724,545	724,545	—	—	—
Seidman Investment Partnership, L.P.(4)(5)	640,333	640,333	—	—	—
Seidman Investment Partnership II, L.P.(4)(5)	665,114	665,114	—	—	—
LSBK06-08, L.L.C.(4)(5)	377,797	377,797	—	—	—
Broad Park Investors, L.L.C.(4)	506,527	506,527	—	—	—
2514 Multi-Strategy Fund L.P.(4)	134,077	134,077	—	—	—
CBPS, LLC (4)(5)	388,871	388,871	—	—	—
Chewy Gooey Cookies, L.P.(4)	272,415	272,415	—	—	—
Total For All Selling Shareholders	3,835,770	3,820,140	15,630	0.1	0.05

Table II – Assumes the Sale of 2,355,000 Shares Beneficially Owned by Mr. Seidman

Selling shareholders (1)	Common Stock Owned Prior to the Offering	Common Stock Offered Pursuant to this Prospectus (6)	Common Stock Owned Upon Completion of this Offering	Percentage of Common Stock Owned Upon Completion of This Offering Assuming Merger Has Not Closed (7)	Percentage of Common Stock Owned Upon Completion of this Offering Assuming Closing of Merger (8)

Lawrence B. Seidman (2)(3)(4)	126,091	77,415	48,676	0.30	0.16
Seidman and Associates, L.L.C.(4)	724,545	444,840	279,705	1.70	0.94
Seidman Investment Partnership, L.P.(4)(5)	640,333	393,137	247,196	1.51	0.83
Seidman Investment Partnership II, L.P.(4)(5)	665,114	408,352	256,762	1.56	0.86
LSBK06-08, L.L.C.(4)(5)	377,797	231,951	145,846	0.89	0.49
Broad Park Investors, L.L.C.(4)	506,527	310,986	195,541	1.19	0.66
2514 Multi-Strategy Fund L.P.(4)	134,077	82,318	51,759	0.32	0.17
CBPS, LLC (4)(5)	388,871	238,750	150,121	0.91	0.51
Chewy Gooey Cookies, L.P.(4)	272,415	167,251	105,164	0.64	0.36
Total For All Selling Shareholders	3,835,770	2,355,000	1,480,770	9.02	4.98

(1)

The tables above and the information in the notes below are based upon (i) information provided on behalf of the selling shareholders in the Voting and Sell Down Agreement, together with shares purchased subsequent to the date of that agreement upon the reinvestment of dividends under Center’s dividend reinvestment plan, and (ii) supplemental information supplied by Mr. Seidman in connection with the preparation of this prospectus. Seidman and Associates, L.L.C. (“SAL”), Seidman Investment Partnership, L.P. (“SIP”), Seidman Investment Partnership II, L.P. (“SIP II”), LSBK06-08, L.L.C. (“LSBK”) and Lawrence Seidman have an address of 100 Misty Lane, Parsippany, New Jersey 07054. Broad Park Investors, L.L.C. (“Broad Park”) and Chewy Gooey Cookies, L.P. (“Chewy”) have an address of 80 Main Street, West Orange, New Jersey 07052. CBPS, LLC (“CBPS”) has an address of One Rockefeller Plaza, New York, NY 10020, and 2514 Multi-Strategy Fund L.P. (“2514 MSF”) has an address of 100 South Ashley Drive, Suite 2100, Tampa, Florida 33602.

(2)

Until the Effective Time, Mr. Seidman is and is expected to be a director of Center and Union Center. The other selling shareholders are entities affiliated with him, whose holdings together represented, to our knowledge, the largest beneficial ownership position in the common stock of Center as of June 13, 2014.

(3)

The pre-offering ownership totals reported in the tables for Mr. Seidman include (i) 97,279 shares held for Mr. Seidman’s benefit in the Center dividend reinvestment plan, (ii) 12,907 shares held in Mr. Seidman’s IRA account and (iii) 275 shares held by Mr. Seidman in a separate account. The pre- offering and post-offering ownership totals reported in the tables above for Mr. Seidman individually include an aggregate of 15,630 shares of Center common stock issuable upon the exercise of currently exercisable stock options held by Mr. Seidman.

(4)

The shareholdings in the tables above represent the number of shares directly owned by each selling shareholder. Mr. Seidman, (i) as the managing member of SAL, may be deemed the beneficial owner of the shares of Center common stock owned by SAL, (ii) as the sole officer of Veteri Place Corporation (“Veteri”), the corporate general partner of each of SIP and SIP II, may be deemed the beneficial owner of the shares of Center common stock owned by SIP and SIP II, (iii) as the sole officer of Veteri, the trading advisor of each of LSBK and CBPS, may be deemed the beneficial owner of the shares of Center common stock owned by LSBK and CBPS, and (iv) as the investment manager for each of Broad Park, 2514 MSF and Chewy, may be deemed the beneficial owner of the shares of Center common stock owned by Broad Park, 2514 MSF and Chewy. In the foregoing capacities, Mr. Seidman has sole and exclusive investment discretion and voting authority with respect to all such shares.

(5)

The shareholdings in the tables above represent the number of shares directly owned by each selling shareholder. Veteri, (i) as the corporate general partner of each of SIP and SIP II, may be deemed the beneficial owner of the shares of Center common stock owned by SIP and SIP II, and (ii) as the trading advisor of each of LSBK and CBPS, may be deemed the beneficial owner of the shares of Center common stock owned by LSBK and CBPS.

(6)

The actual number of shares of common stock offered hereby and included in the registration statement of which this prospectus forms a part includes, in accordance with Rule 416 under the Securities Act, such indeterminate number of additional shares as may become issuable in connection with the shares registered for sale hereby to prevent dilution in connection with stock splits, stock dividends, recapitalizations or similar transactions.

(7)	The percentage of common stock owned upon completion of this offering, assuming the Merger is not completed, is based on 16,408,281 shares of Center common stock outstanding on June 13, 2014.

(8)

The percentage of common stock owned upon completion of this offering, assuming the Merger is completed, assumes that there will be a total of 29,721,635 shares of common stock of the combined company outstanding on a pro forma basis after giving effect to the Merger, including (i) 16,408,281 shares of Center common stock outstanding on June 13, 2014, (ii) the issuance of 13,092,354 shares of Center common stock as Merger consideration upon the conversion of 5,035,521 shares of ConnectOne common stock outstanding on June 13, 2014 (based on the exchange ratio of 2.6 Center shares for each ConnectOne share) and (iii) 221,000 shares of Center common stock to be issued upon consummation of the Merger in respect of the conversion of 85,000 performance units of ConnectOne (which performance units will be deemed fully earned and vested upon closing and have been calculated based on the minimum number of such units that will be deemed fully earned and vested upon closing).

Material Relationships with the Selling Shareholders

Lawrence B. Seidman was, as of the date that the Merger Agreement was executed, a director of Center and Union Center. He is named in this prospectus as a selling shareholder. Together with the affiliated entities that constitute the other selling shareholders, Mr. Seidman was, to our knowledge, the largest beneficial owner of our common stock as of the date on which the Merger Agreement was executed. In negotiating the terms of the Merger Agreement, ConnectOne insisted that steps be taken to adjust the relationships that exist between Center Bancorp and Lawrence B. Seidman. Ultimately, the parties reflected the new relationship in three agreements—the Voting and Sell Down Agreement, a Consulting Agreement and a Registration Rights Agreement. The following information describes the material terms and provisions of these agreements. The descriptions are not intended to cover every detailed aspect of these agreements. We qualify this discussion in its entirety by reference to the Voting and Sell Down Agreement, Consulting Agreement and Registration Rights Agreement, which are included as Exhibits 10.1, 10.2 and 10.3, respectively, to the registration statement of which this prospectus is a part and which we incorporate by reference into this prospectus.

Voting and Sell Down Agreement. Concurrent with the execution of the Merger Agreement, Lawrence B. Seidman entered into an agreement with ConnectOne that we refer to as the Voting and Sell Down Agreement. Under this agreement, the selling shareholders agreed to vote in favor of the Merger and against any competing proposal, and, subject to certain exceptions, to refrain from transferring shares of our common stock until the shareholders of Center approve the Merger Agreement and our amended and restated certificate of incorporation to become effective contemporaneously with the consummation of the Merger. If such shareholders do not provide those approvals or the Merger otherwise is not consummated, the selling shareholders’ obligation to vote against any competing proposal will not terminate until six months after the Merger Agreement is terminated. The selling shareholders also agreed that they will not solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, or comment publicly in favor of, any inquiries or the making of any proposal to acquire Center Bancorp (which we refer to as a Center acquisition proposal), or negotiate, explore or otherwise engage in discussions with any person (other than ConnectOne and its affiliates) with respect to any Center acquisition proposal or enter into any agreement, arrangement or understanding with respect to any Center acquisition proposal or agree to or otherwise assist in the effectuation of any Center acquisition proposal or comment publicly in favor of any Center acquisition proposal. However, nothing in the agreement precludes Mr. Seidman from discharging his fiduciary duties as a member of the board of directors of Center.

The Voting and Sell Down Agreement also provides, among other things, that: (i) commencing after our shareholders approve the Merger, Mr. Seidman will use commercially reasonable efforts, taking into account conditions in the capital markets and the market price of our common stock, to undertake bona fide sales of Center common stock to third parties to reduce his percentage beneficial ownership in the continuing company to 4.99% of the outstanding shares by the one-year anniversary of the closing of the Merger; (ii) by virtue of an irrevocable perpetual voting proxy granted by Mr. Seidman to the board of the combined company, the board of the combined company will have the right, commencing on the sooner of the six month anniversary of the closing of the Merger and the record date for the combined company’s 2015 annual meeting of shareholders, to vote all shares beneficially owned by Mr. Seidman that are in excess of 4.99% of the outstanding shares of the combined company in proportion to the votes of all other shareholders of the combined company at any shareholders’ meeting; and (iii) Mr. Seidman has granted the combined company an irrevocable assignable option, exercisable for 45 days commencing on the one-year anniversary of the Effective Time, to purchase the shares of the combined company’s common stock beneficially owned by Mr. Seidman in excess of 4.99% of the outstanding shares of the combined company at a price of $20.63 per share (subject to equitable adjustment to give effect to stock splits, stock splits, reverse stock splits and comparable transactions). If such option is exercised, the closing for the purchase will be 10 business days after the date of the exercise, unless additional time is required in order to comply with all applicable laws and/or in order to effect any underwriting contemplated in connection with the sale of the shares to the combined company or its assignee.

Registration Rights Agreement. Because of the extent of Mr. Seidman’s ownership position, the federal securities laws preclude Mr. Seidman from selling the bulk of his shares publicly unless we register these shares under the federal securities laws. Accordingly, as a condition to his executing the Voting and Sell Down Agreement, Mr. Seidman insisted that we agree to register, for resale under the federal securities laws, the shares of Center common stock that he beneficially owns. Center has provided the assurances required by Mr. Seidman in an agreement that we refer to as the Registration Rights Agreement. Under the Registration Rights Agreement, Center has agreed to both mandatory and piggyback registration rights. The mandatory registration rights entitle Mr. Seidman (and the other selling shareholders) to require us to register Mr. Seidman’s beneficially owned shares for re-sale. The piggyback registration rights enable Mr. Seidman (and the other selling shareholders) to include Mr. Seidman’s beneficially owned shares in public offerings made by us, subject to certain customary exceptions. In both cases, the Registration Rights Agreement requires us to pay all of the expenses of such registrations, other than any underwriting discounts and commissions and certain other expenses that Mr. Seidman or his associates may be required to pay. We have filed the registration statement of which this prospectus is a part pursuant to our obligations under the Registration Rights Agreement, although, unless otherwise agreed by the parties to that agreement, no shares will be sold by Mr. Seidman pursuant to this prospectus until after our shareholders approve the Merger Agreement and the amended and restated certificate of incorporation.

Consulting Agreement. In negotiating the Merger Agreement, ConnectOne also insisted that while Mr. Seidman would not serve on the board of directors of the combined company, he agree to certain affirmative and negative covenants intended to benefit the combined company. As a result, we and Mr. Seidman entered into an agreement, which we refer to as the Consulting Agreement, pursuant to which, for a period of two years after the closing of the Merger, he will provide his personal advice and counsel to the combined company (and its subsidiaries and affiliates) in connection with the business of the combined company, including, but not limited to: helping to maintain customer relationships; providing insight, advice and institutional history with regard to all relationships of the combined company, including those with customers, vendors and third party service providers; and providing services and advice related to real estate and loan matters, investor relations and litigation matters. In consideration for these services, Mr. Seidman will receive a consulting fee of $50,000 per year and the combined company will reimburse him for the cost of medical insurance coverage during the two year term of the agreement. He also agreed that for a period of one year after the consummation of the Merger, he will not himself seek election or nomination to, or serve as a member of, the board of any entity that is engaged in the banking or financial services business within the state of New Jersey, subject to certain exceptions. Notwithstanding the forgoing, and provided that Mr. Seidman is otherwise in full compliance with the terms of the Consulting Agreement, Mr. Seidman may seek election to, or nomination to, or serve as a member of, the board of any entity which is a federal or state chartered savings bank or savings association, or its parent holding company, provided that as of the effective time of the Merger, such entity was not subject to the Exchange Act. Mr. Seidman also agreed that for a period of two years after the consummation of the Merger, he will not engage in banking business with any customer of the combined company as of the closing of the Merger on behalf of any other financial institution, and he will not solicit or recommend that any such customer conduct business with any other financial institution, nor solicit such customer to nor recommend that such customer reduce such customer’s current business with the combined company. Under the Consulting Agreement, Mr. Seidman also agreed to customary restrictions against soliciting employees of Center Bancorp to work for other entities.

PLAN OF DISTRIBUTION

We are registering for resale by the selling shareholders a total of 3,820,140 shares of common stock. Unless the context otherwise requires, as used in this prospectus, “selling shareholders” includes the selling shareholders named in the tables above and donees, pledgees, assignees, transferees or other successors-in-interest selling shares received from the selling shareholders as a gift, pledge, partnership distribution or other transfer after the date of this prospectus.

The selling shareholders may offer and sell all or a portion of the shares covered by this prospectus from time to time, in one or more or any combination of the following transactions:

•	on the NASDAQ Stock Market, in the over-the-counter market or on any other national securities exchange or any other organized market on which our shares are listed or traded;

•	in privately negotiated transactions;

•	in underwritten transactions;

•	in one or more block trades in which a broker-dealer will attempt to sell the offered shares as agent or principal;

•	through purchases by a broker-dealer as principal and realse by the broker-dealer for its account pursuant to this prospectus;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	agreements between broker-dealers and the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may sell the shares at a fixed price or prices, which may be changed; at market prices then prevailing or related to the then current market price; or at negotiated prices. The offering price of the shares from time to time will be determined by the selling shareholders and, at the time of the determination, may be higher or lower than the market price of our common stock on the NASDAQ Stock Market or any other exchange or market.

The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The selling shareholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling shareholders and any underwriters, dealers or agents participating in a distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by the selling shareholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

Under the Registration Rights Agreement, we have agreed to indemnify the selling shareholders, any underwriters, and certain of their respective affiliates against certain liabilities related to the sale of the common stock, including liabilities arising under the Securities Act. In addition, under the Registration Rights Agreement we have also agreed to pay the costs, expenses and fees of registering the shares of common stock (including reimbursement of up to $35,000 of legal fees and expenses incurred by the selling shareholders); however, the selling shareholders will pay any underwriting discounts or commissions relating to the sale of the shares of common stock in any underwritten offering. For additional details on the Registration Rights Agreement, see the discussion appearing above under the caption “Selling Shareholders—Material Relationships with the Selling Shareholders—Registration Rights Agreement.”

The selling shareholders may agree to indemnify an underwriter, broker dealer or agent against certain liabilities related to the selling of the common stock, including liabilities under the Securities Act. Upon our notification by a selling shareholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•	the name of the selling shareholder;

•	the number of shares being offered;

•	the terms of the offering;

•	the names of the participating underwriters, broker-dealers or agents;

•	any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

•	the public offering price; and

•	other material terms of the offering.

In addition, upon being notified by a selling shareholder that a donee, pledgee, transferee or other successor-in-interest intends to sell shares, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling shareholder.

The selling shareholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered by means of this prospectus by the selling shareholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities for the shares.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum compensation or discount to be received by any FINRA member or independent broker or dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the shares of common stock under this prospectus, the selling shareholders may sell the shares of common stock in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

A selling shareholder that is an entity may elect to make a pro rata in-kind distribution of the shares of common stock to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradeable shares of common stock pursuant to the distribution through a registration statement.

Once sold under the registration statement of which this prospectus forms a part, the shares of common stock offered hereby will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Lowenstein Sandler LLP, Roseland, New Jersey.

EXPERTS

The consolidated financial statements of Center Bancorp as of December 31, 2013 and for the year ended December 31, 2013 and Center Bancorp management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Center Bancorp as of December 31, 2012 and for each of the two years in the period ended December 31, 2012 incorporated by reference in this prospectus have been so incorporated in reliance on the report of ParenteBeard LLC, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of ConnectOne Bancorp, Inc. and its subsidiaries as of December 31, 2013 and 2012 and for the three years ended December 31, 2013 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Crowe Horwath LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing and in giving said reports.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents previously filed by us with the SEC are incorporated in this prospectus by reference:

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 5, 2014 (as amended by Amendment No. 1 and Amendment No. 2 on Form 10-K/A filed with the SEC on April 14, 2014 and April 29, 2014, respectively);

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, filed with the SEC on May 12, 2014;

•

Our Current Reports on Form 8-K filed with the SEC on January 21, 2014, February 24, 2014, April 30, 2014, May 1, 2014, May 27, 2014, May 29, 2014, June 2, 2014 and June 20, 2014 (in each case, excluding any information deemed furnished under Items 2.02 or 7.01 of Form 8-K, including the related exhibits, which information is not incorporated by reference herein);

•	Our definitive joint proxy statement and prospectus filed pursuant to Rule 424(b)(5) with the SEC on May 9, 2014; and

•

The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on June 5, 1996, including any amendments or reports filed for the purposes of updating such description.

All reports and other documents that we file pursuant to Sections 13(a) and 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this prospectus and to be a apart hereof from the date of filing of such reports and documents. We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, copies of these filings, excluding all exhibits unless an exhibit has been specifically incorporated by reference in such filings, at no cost, upon written or oral request made to: Joseph D. Gangemi, Corporate Secretary and Investor Relations Officer, Center Bancorp, Inc., 2455 Morris Avenue, Union, New Jersey 07083, telephone: 908-206-2863, e-mail: jgangemi@ucnb.com.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission under the Securities Act of 1933. This prospectus omits some information and exhibits included in the registration statement, copies of which may be obtained upon payment of a fee prescribed by the Commission or may be examined free of charge at the principal office of the SEC in Washington, D.C.

We are subject to the informational requirements of the Exchange Act and in accordance therewith file reports, proxy statements and other information with the SEC. The reports, proxy statements and other information filed by us with the SEC can be inspected and copied at the Public Reference Room maintained by the SEC at 100 Fifth Street, N.E., Washington, D.C. 20549. Copies of filings can be obtained from the Public Reference Room maintained by the SEC by calling the SEC at 1-800-SEC-0330. In addition, the Commission maintains a website that contains reports, proxy and informational statements and other information filed electronically with the SEC at http://www.sec.gov.

Center Bancorp, Inc. posts on its public website (www.ucnb.com) its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after Center Bancorp, Inc. electronically files such material with the SEC. ConnectOne Bancorp, Inc. posts on its public website (www.cnob.com) its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after ConnectOne Bancorp, Inc. electronically files such material with the SEC. You may request, orally or in writing, copies of any of these documents, which will be provided to you at no cost, by contacting (for Center Bancorp, Inc.) Joseph D. Gangemi, Corporate Secretary and Investor Relations Officer, Center Bancorp, Inc., 2455 Morris Avenue, Union, New Jersey 07083, telephone: 908-206-2863, e-mail: jgangemi@ucnb.com or by contacting (for ConnectOne Bancorp, Inc.) Laura Criscione, Executive Vice President, ConnectOne Bancorp, Inc., 301 Sylvan Avenue, Englewood Cliffs, New Jersey 07632, telephone: 201-816-8900, email: lcriscione@cnob.com. The websites maintained by Center Bancorp, Inc. and ConnectOne Bancorp, Inc. and the information contained on those sites, or connected to those sites, are not incorporated into and are not a part of this prospectus.

2,365,000 Shares
Common Stock

$18.75 per share

PROSPECTUS SUPPLEMENT

Keefe, Bruyette & Woods
 A Stifel Company